Exhibit 10.19

March 22, 2016]

Mr. Jeff Hindman

Dear Jeff:

We are thrilled to offer you the opportunity to join our team as Chief Strategy Office and General Manager of New Markets of Wirepath Home Systems, dba SnapAV. Out team is impressed with your ability to help companies formulate and execute strategies that drive growth and profitability and this is of course reinforced by our prior working relationship. We are confident your talent, experience, leadership and commitment to our values – collaboration, passion, curiosity, entrepreneurial, impact, customer-itis, humility, and communication – are ideally-suited to contribute to the continued growth of our company.

Though we are proud of the considerable success we’ve achieved at SnapAV to-date, we believe our best days are ahead of us. We have many opportunities to grow SnapAV to be a company far bigger than it is today and we are assembling a strong team of executives to vigorously tackle these opportunities. We think you’ll play a critical role in our future growth as part of that senior leadership team and sincerely hope that you will join us, along with our partners at General Atlantic, for the journey ahead. We look forward to a long and rewarding association.

This letter summarizes the key points of our offer:

Position: Chief Strategy Officer, General Manager of New Markets

Reports to: CEO

Start Date: May 1, 2016

Compensation: Annual salary of $240,000, payable bi-weekly.

Annual Bonus: Eligibility for an annual bonus, starting Jan 1, 2015, targeted at 50% of your base salary based upon attainment or personal objectives and company performance at budget. Company performance above budget and individual performance can result in higher payouts. We will forward you our bonus matrix separately. First year bonus will be prorated.

Equity Option: Participation in our management equity incentive program with an opportunity to acquire 21,064 units of the profits interests in the company. Your incentive units will vest in four 25% installments on each of the first four anniversaries of your date of hire.

Equity Accelerator: We are currently developing an equity accelerator plan for a limited number of named executives. This plan has been conceptually approved at the board level but is not yet in place. named You would participate in this plan at the same level as other named executives once the plan is in effect.

Matching 401(k) plan: 50% matching up to 3% of salary.

Benefits: You will be eligible to participate in the company’s benefit plan that includes 4 weeks of Paid Time Off, life insurance, medical/dental insurance and other benefits in accordance with the plans available to employees.

Employee Discount: Access to all SnapAV products at the published employee discount rate.

Reimbursements: During the term of your employment, you will be reimbursed for any qualifying travel and business related expenses, including cell phone and mileage reimbursement.

Miscellaneous: This letter, together with a separate Non-Competition, Non-Solicitation, and Confidentiality Agreement, constitutes our entire offer regarding the terms and conditions of your employment with the Company and supersedes any prior agreements or promises made to you by anyone (whether verbal or written) regarding the offered terms of employment.

If you have any questions or wish to discuss this offer in further detail, please do not hesitate to call me at [*****]

In closing, I am thrilled to have you as a key member of our senior leadership team and to “restart” our work relationship. I am committed to SnapAV and will be personally committed to your professional success and continued development as a leader.

Sincerely,

John Heyman

Chief Executive Officer

The provisions of this offer of employment have been read, are understood, and the offer is herewith accepted.

Date:

Signature: